Exhibit 99.4

CONSENT TO REFERENCE IN PROXY STATEMENT/PROSPECTUS

February 22, 2023

JATT Acquisition Corp.

PO Box 309, Ugland House

Grand Cayman, Cayman Islands

JATT Acquisition Corp. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the merger described in the proxy statement/prospectus.

Sincerely,

/s/ Garry Neil
Garry Neil